EXHIBIT 10.4.2

FORM OF AMENDMENT TO DIRECTOR DEFERRED FEE AGREEMENTS WITH DENNIS O. GREEN AND JAMES W. HOLDEN, JR.

LOWCOUNTRY NATIONAL BANK

Director Deferred Fee Agreement

THIRD AMENDMENT

TO THE

LOWCOUNTRY NATIONAL BANK

DIRECTOR DEFERRED FEE AGREEMENT

FOR

[NAME]

THIS THIRD AMENDMENT is adopted this 17th day of December, 2008, effective as of January 1, 2009, by and between CBC National Bank (formerly known as and currently doing business as Lowcountry National Bank), a nationally-chartered commercial bank with offices located in Beaufort, South Carolina (the “Company”), and _______________ (the “Director”).

The Company and the Director executed the Director Deferred Fee Agreement on January 26, 2004, which has been amended twice since such date (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with the final regulations Section 409A of the Internal Revenue Code, including the transition rules under IRS Notice 2007-86.  Therefore, the following changes shall be made:

Section 1.1 of the Agreement shall be deleted in its entirety and replaced by the following:

1.1

“Change of Control” means, with respect to the Company, a “change in the ownership of a corporation” as defined in Treasury Regulations Section 1.409A-3(i)(5)(v).

Section 1.12a of the Agreement shall be deleted in its entirety and replaced by the following:

1.12a

“Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of any member of the Service Recipient, any stock of which is publicly traded on an established securities market or otherwise as of the date of the Director’s Termination of Service. For this purpose, a Director is a key employee if the Director meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the twelve (12) month period ending on December 31.  Notwithstanding the foregoing, if the Director is a key employee determined under the preceding sentence, the Director will be deemed to be a Specified Employee for the period commencing as of April 1 following such December 31 and through the succeeding March 31 or as otherwise required by Code Section 409A.

ANNEX D - 1

LOWCOUNTRY NATIONAL BANK

Director Deferred Fee Agreement

The following Section 1.12b shall be added to the Agreement immediately following Section 1.12a:

1.12b

“Service Recipient” means the Company and each business entity that, together with the Company, constitutes the “service recipient” as defined in Code Section 409A and the regulations thereunder.

Section 1.13 of the Agreement shall be deleted in its entirety and replaced by the following:

1.13

“Termination of Service” means the termination of the service relationship between a Director and the Service Recipient for any reason which constitutes a “separation from service” under Code Section 409A.  Notwithstanding the foregoing, the service relationship between a Director and the Service Recipient is considered to remain intact while the Director is on military leave, sick leave or other bona fide leave of absence if there is a reasonable expectation that the Director will return to perform services for the Service Recipient and the period of such leave does not exceed six months, or if longer, so long as the Director retains a right to return to service with the Service Recipient under applicable law or contract.  If the Director is also an employee of the Company or other member of the Service Recipient, the termination of such employment will not constitute a Termination of Service if the Director continues to serve as a director of the Company or other member of the Service Recipient, and the average level of bona fide services performed as an employee shall not be considered in determining whether a Termination from Service has occurred.

Section 1.14 of the Agreement shall be deleted in its entirety and replaced by the following:

1.14

“Unforeseeable Emergency” means a severe financial hardship of the Director, the Director’s spouse, the Director’s beneficiary, or the Director’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Director’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Director.

The following Section 4.9 shall be added to the Agreement immediately following Section 4.8:

4.9

Payment Pursuant to Code Section 409A Transition Rule.  Notwithstanding anything in this Agreement to the contrary, to the extent not already paid, the Director may, at a time designated by the Company that is not later than December 31, 2008, make a special one-time change in the time and form of payment of his Deferral Account under this Section 4.9.  The Director may elect under this Section to have the Director’s entire Deferral Account balance as of December 31, 2008 paid to the Director in a single lump sum in January 2009 as soon as practicable following January 1, 2009.  Such payment shall be in

ANNEX D - 2

LOWCOUNTRY NATIONAL BANK

Director Deferred Fee Agreement

full satisfaction of the Director’s Deferral Account balance as of December 31, 2008.  This provision shall not alter the timing of any payment that would otherwise be made in the 2008 calendar year under the terms of this Agreement.

Article 5 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 5

Death Benefits

5.1

Death after Normal Retirement Age.

  If the Director dies after reaching his Normal Retirement Age, the Company shall pay to the Director’s beneficiary the remaining portion of the Deferral Account balance at the same time and in the same amounts as they would have been paid to the Director had the Director survived.

5.2

Death Before Normal Retirement Age.  If the Director dies prior to reaching his Normal Retirement Age, the Company shall pay to the Director’s beneficiary the Deferral Account balance in a lump sum within 60 days after the Director’s death.

The flush language under Section 7.1 of the Agreement that reads “The Director’s Deferrals shall be paid to the Director in a lump sum within 60 days following Termination of Service.” shall be deleted.

Section 9.3 of the Agreement shall be deleted in its entirety and replaced by the following:

9.3

Plan Terminations Under Section 409A.  Notwithstanding anything to the contrary in Section 9.2, the Company may distribute the Deferral Account balance determined as of the date of the termination of the Agreement in a lump sum to the Director (or, in the event of the Director’s death, to the Director’s beneficiary) if the Company terminates this Agreement:

(a)

within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the Deferral Account distributed from the Agreement is included in the Director’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(1)

The calendar year in which the Agreement termination and liquidation occurs;

(2)

The first calendar year in which the Deferral Account is no longer subject to a substantial risk of forfeiture; or

(3)

The first calendar year in which the payment of the Deferral Account is administratively practicable;

(b)

pursuant to irrevocable action taken by the Company within the thirty (30) days preceding or the twelve (12) months following a “change in control event” as defined in Code Section 409A and the regulations thereunder (a “409A Change of

ANNEX D - 3

LOWCOUNTRY NATIONAL BANK

Director Deferred Fee Agreement

Control”), provided that this Subsection will only apply to a payment under the Agreement if all agreements, methods, programs, and other arrangements sponsored by the Service Recipient immediately after such 409A Change of Control with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulations Section 1.409A-1(c)(2) are terminated and liquidated with respect to each participant that experienced the 409A Change of Control, so that under the terms of the termination and liquidation, all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within twelve (12) months of the date the Service Recipient irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.  Solely for purposes of this Subsection, where the 409A Change of Control event results from an asset purchase transaction, the applicable member of the Service Recipient with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the member of the Service Recipient that is primarily liable immediately after the transaction for the payment of the deferred compensation; or

(c)

at any time, provided that

(1)

the termination and liquidation does not occur proximate to a downturn in the financial health of any member of the Service Recipient;

(2)

every member of the Service Recipient terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by any member of the Service Recipient that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Treasury Regulations Section 1.409A-1(c) if the Director had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

(3)

no payments in liquidation of the Agreement are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement other than payments that would be payable under the terms of the Agreement if the action to terminate and liquidate the Agreement had not occurred;

(4)

all payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement; and

(5)

no member of the Service Recipient adopts a new plan that would be aggregated under Treasury Regulations Section 1.409A-1(c) with any plan terminated and liquidated pursuant to this Subsection if any such plan covers any employee or director who was a participant in any such plan, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement.

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ANNEX D - 4

LOWCOUNTRY NATIONAL BANK

Director Deferred Fee Agreement

IN WITNESS OF THE ABOVE, the Company and the Director hereby consent to this Third Amendment.

Director:	CBC National Bank

By
[name]	Title

ANNEX D - 5